EXHIBIT 99.1

Press Release	Source: Panache Beverage, Inc.

Panache Beverage Inc. Hires CFO, Announces Distillery Updates

Panache Beverage Inc. (OTCQB: WDKA) (the “Company” or “Panache”), announced the appointment of Thomas G. Smith as Chief Financial Officer, effective April 29th.

Mr. Smith brings over 20 years of financial and accounting experience to the Company. He most recently served as Chief Financial Officer of Newport International, LLC, a multi division/multi-locations international import/export distribution and food and beverage manufacturing organization with annual sales of 100 million.

Michael Romer, Interim President and CEO of Panache Distillery, stated that, “we are pleased that we were able to find a candidate that is experienced in public company financial matters and who will be able to work in the Florida facility.” Mr. Smith will be based at Panache Distillery as Panache’s administration and operations transition there.

Recently at the Distillery, the Company debuted its new Old South Shine brand. The moonshine was created specifically to fulfill an immediate need for Premier Beverage in Florida. Panache Beverage Inc. anticipates expanding the brand into additional markets in the near future following its initial roll-out.

In addition to the launch of Old South Shine, Panache is in the process of installing a 2nd bottling line in its distillery facility. This will double current bottling capacity and provide the distillery with the ability to bottle up to 1 million cases per year.

Mr. Smith concludes, “I am excited to become the Chief Financial Officer of Panache Beverage Inc. and look forward to assisting the Distillery to develop into the foundation of the Company.”

About Panache Beverage

Panache Beverage, Inc., based in New York, NY, is an alcoholic beverage company specializing in the development, global sales and marketing of spirits brands. The company's expertise lies in the strategic development and aggressive early growth of its brands establishing its assets as viable and attractive acquisition candidates for the major global spirits companies. Panache intends to build its brands as individual acquisition candidates while developing, creating and expanding its portfolio via the Panache Distillery. Panache's existing portfolio consists of the brands: Wódka Vodka, Alchemia Infused Vodka, Alibi American Whiskey, Spirytus Vodka, Old South Shine Vodka in addition to the forthcoming OGB line of spirits.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company’s estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company’s current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Press Inquiries:	Panache Beverage Inc.
PR@panachespirits.com